Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended October 31, 2009

BEAUMONT, Texas--(BUSINESS WIRE)--November 25, 2009--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended October 31, 2009.

Significant items for the quarter include:

  Total revenues were $182.8 million,
  Same store sales declined 9.3%, though the Company believes it gained market share, as total television unit sales grew 26.5% and total furniture and mattresses revenues grew 10.0%,
  Credit portfolio annualized net charge-off rate was 4.3%,
  Litigation reserves adjusted by $4.1 million to total of $4.9 million,
  Potential debt covenant compliance issues at January 31, 2010, and
  Diluted loss per share was $0.68 for the third quarter of fiscal 2010, including a $9.6 million non-cash goodwill impairment charge and $3.7 million non-cash fair value adjustment. The adjusted diluted loss per share excluding these items was $0.29.

Total revenues for the quarter ended October 31, 2009, decreased 0.5% to $182.8 million, as compared to the same quarter in the prior fiscal year. Total net sales declined 7.2% to $161.4 million, as compared to the same quarter in the prior fiscal year. Revenue growth in furniture and mattresses was offset by declines in the consumer electronics, appliances and lawn and garden categories and repair service agreement commissions. Finance charges and other decreased 1.5% to $25.2 million, and same store sales (revenues earned in stores operated for the entirety of both periods) decreased 9.3% during the third quarter of fiscal 2010, as compared to the same quarter in the prior fiscal year. The same store sales decline was impacted by the increasingly challenging economic conditions experienced in the Company’s markets and the decline in average selling prices on flat-panel televisions. The Company believes it grew its market share in consumer electronics, home appliances and furniture and mattresses during the current year quarter as retail sales for electronics and appliance stores in the United States, according to the U.S. Census Bureau News – Advance Monthly Sales for Retail and Food Services, declined approximately 8.7% during the quarter, while the Company’s sales declined 6.5% and the Company grew its total television unit sales by 26.5%. Additionally, retail sales for furniture and home furnishings retailers declined approximately 8.9% during the quarter, according to the U.S. Census Bureau News – Advance Monthly Sales for Retail and Food Services, while the Company’s sales increased 10.0%. The challenging economic conditions and highly competitive retail environment put continued pressure on product gross margins.

“Our third quarter results were disappointing, but we are focused on improving credit portfolio performance and expense control and are taking the actions necessary to address the debt covenant compliance concerns,” said the Company’s President and CEO, Tim Frank.

The credit portfolio performance reported for the quarter included an annualized net charge-off rate of 4.3% for the three months ended October 31, 2009, as compared to the 3.4% rate experienced during the quarters ended July 31, 2009, and October 31, 2008. The net charge-off rate for the twelve month period ended October 31, 2009, was 3.5%. Additionally, the 60+ day delinquency rate was 9.3% at October 31, 2009, as compared to 7.6% at July 31, 2009, and 8.1% at October 31, 2008. As previously reported, the Company expects the net charge-off rate to remain between 4.0% and 5.0% during the fourth quarter, though it is expected to improve from the 4.8% net charge-off rate experienced for the month of October 2009. As a result of the recent credit portfolio performance and expectations about future net charge-offs, the Company increased its bad debt reserves for receivables retained on its balance sheet, as a percent of the customer receivable balance, to 3.8% at October 31, 2009, from 3.3% at July 31, 2009. This change resulted in an approximately $1.2 million increase in the provision for bad debts during the quarter ended October 31, 2009. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-Q which will be filed later today.

The Company experienced a Net loss on a GAAP basis of $15.3 million, or a diluted loss per share of $0.68, for the third quarter of fiscal 2010. The reported results include a $4.1 million increase in the Company’s litigation reserves to reflect its best estimate of the amount it expects will be required to settle outstanding litigation. At this time, the Company is unsure what amount of the litigation reserve will ultimately be deductible for taxes and, as such, has not recorded any tax benefit related to the reserve. Adjusted net loss, excluding the non-cash fair value adjustments and non-cash goodwill impairment charge, was $6.6 million for the third quarter of fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $2.5 million for the third quarter of the prior fiscal year. Adjusted diluted loss per share, excluding the non-cash fair value adjustments and the non-cash goodwill impairment charge, was $0.29 for the third quarter of fiscal 2010, compared with adjusted diluted earnings per share, excluding the non-cash fair value adjustments, of $0.11 for the third quarter of the prior fiscal year. Due to the recent deterioration in the economic conditions in the Company’s markets and resulting impact on its operating performance and market valuation, the Company completed an interim assessment for impairment of its goodwill and concluded that a $9.6 million impairment charge was required to be recorded during the period.

Total revenues for the nine months ended October 31, 2009, increased 2.2% to $634.4 million, as compared to the same period in the prior fiscal year. Total net sales decreased 1.4% to $551.8 million and Finance charges and other increased 4.4% to $84.8 million. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 6.1% during the first nine months of fiscal 2010, as compared to the first nine months of the prior fiscal year. The Company reported Net income on a GAAP basis of $1.2 million, or diluted earnings per share of $0.05, for the first nine months of fiscal 2010. The reported results include a $4.9 million increase in the Company’s litigation reserves to reflect its best estimate of the amounts it expects will be required to settle outstanding litigation. Adjusted net income, excluding the non-cash fair value adjustments and non-cash goodwill impairment charge, was $8.9 million for the first nine months of fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $26.0 million for the first nine months of the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments in both periods and the non-cash goodwill impairment charge in the current year period, was $0.39 for the first nine months of fiscal 2010, compared with $1.15 for the first nine months of the prior fiscal year. Income in the current year-to-date period was reduced by growth in the Company’s reserve for bad debts of $2.6 million, before taxes, or $0.07 per diluted share, as a result of the growth in retained customer receivables on its balance sheet.

During the quarter ended October 31, 2009, the Company paid down the balance on its asset based loan (ABL) facility by $5 million and its QSPE reduced the balance on its asset backed securitization (ABS) facility by $22 million, including $10 million due under the commitment that expired in August 2009. As a result, the Company increased the financing capacity it has available to fund operations and future growth by $17 million to a total of $85 million at October 31, 2009. The total amount immediately available for borrowing under all of the Company’s borrowing agreements at October 31, 2009, increased to $52.1 million, as compared to $48.3 million at July 31, 2009. The Company and its QSPE were in compliance with all of their borrowing facility covenants at October 31, 2009. The recent declines in the economic conditions in the Company’s markets have negatively impacted its operating results. As a result, there is a reasonable likelihood that the decline in the Company’s operating results could trigger covenant violations under its credit facilities, beginning January 31, 2010, unless it is able to sufficiently improve operating trends, reduce the amount of debt outstanding on its balance sheet or amend the covenants contained in its and its QSPE’s credit facilities. The Company has initiated discussions with its lenders and is reviewing options to reduce the balance of debt on its balance sheet prior to January 31, 2010.

The Company has 77 stores in operation and opened a new store in Denton, Texas, at the end of October 2009, and opened a new store in Pasadena, Texas, during November 2009. Additionally, the Company intends to close its clearance center located in Baytown, Texas.

EPS Guidance

The Company previously withdrew its guidance as a result of the change in the economic conditions in its markets, though it still expects to be solidly profitable during the fourth quarter of fiscal 2010, excluding potential fair value adjustments.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, November 25, 2009, at 10:00 AM, CST, to discuss its financial results for the quarter ended October 31, 2009. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 888-215-6899 or 913-312-0857.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 77 retail locations in Texas, Louisiana and Oklahoma: with 24 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing equity or debt markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the ability of the Company and the QSPE to maintain compliance with the covenants in their financing facilities; the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the assumptions used in the calculation of the fair value of its interests in securitized assets; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 26, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc. CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except earnings per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2009	2008	2009

Revenues
Total net sales	$173,929	$161,382	$559,641	$551,832
Finance charges and other	25,567	25,184	81,224	84,790
Decrease in fair value	(15,750)	(3,731)	(20,029)	(2,250)

Total revenues	183,746	182,835	620,836	634,372

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	127,007	120,963	402,853	407,594
Cost of parts sold, including warehousing and occupancy costs	2,479	2,672	7,073	8,056
Selling, general and administrative expense	62,361	65,548	185,629	193,040
Goodwill impairment	-	9,617	-	9,617
Provision for bad debts	2,802	3,504	3,394	7,645

Total cost and expenses	194,649	202,304	598,949	625,952

Operating income (loss)	(10,903)	(19,469)	21,887	8,420
Interest expense, net	468	1,281	368	2,809
Other (income) expense, net	(4)	(33)	102	(54)

Income (loss) before income taxes	(11,367)	(20,717)	21,417	5,665

Provision (benefit) for income taxes	(3,625)	(5,443)	8,351	4,469

Net income (loss)	$(7,742)	$(15,274)	$13,066	$1,196

Earnings (loss) per share
Basic	$(0.35)	$(0.68)	$0.58	$0.05
Diluted	$(0.35)	$(0.68)	$0.58	$0.05
Average common shares outstanding
Basic	22,422	22,459	22,404	22,453
Diluted	22,422	22,459	22,604	22,658

Conn's, Inc. CONDENSED, CONSOLIDATED BALANCE SHEETS (in thousands)

	January 31,	October 31
	2009	2009

Assets
Current assets
Cash and cash equivalents	$11,798	$10,582
Other accounts receivable, net	32,878	19,611
Customer accounts receivable, net	61,125	136,600
Interests in securitized assets	176,543	149,366
Inventories	95,971	71,698
Deferred income taxes	13,354	15,070
Prepaid expenses and other assets	5,933	17,475
Total current assets	397,602	420,402
Non-current deferred income tax asset	2,035	3,830
Long-term customer accounts receivable, net	41,172	79,934
Total property and equipment, net	62,551	61,611
Goodwill and other assets, net	13,269	3,344
Total assets	$516,629	$569,121
Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	5	156
Accounts payable	57,809	40,845
Accrued compensation and related expenses	11,473	5,935
Accrued expenses	23,703	35,225
Other current liabilities	19,839	17,824
Total current liabilities	112,829	99,985
Long-term debt	62,912	125,308
Other long-term liabilities	6,738	6,661
Total stockholders' equity	334,150	337,167
Total liabilities and stockholders' equity	$516,629	$569,121

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended		Nine Months Ended
		October 31,		October 31,
		2008	2009	2008	2009

A	Product sales	$160,253	$148,463	$515,404	$508,669
B	Repair service agreement commissions, net	8,547	7,320	28,428	25,968
C	Service revenues	5,129	5,599	15,809	17,195
D	Total net sales	173,929	161,382	559,641	551,832
E	Finance charges and other	25,567	25,184	81,224	84,790
F	Net decrease in fair value	(15,750)	(3,731)	(20,029)	(2,250)
G	Total revenues	183,746	182,835	620,836	634,372
H	Cost of goods sold, including warehousing and occupancy cost	(127,007)	(120,963)	(402,853)	(407,594)
I	Cost of parts sold, including warehousing and occupancy cost	(2,479)	(2,672)	(7,073)	(8,056)
J	Gross margin dollars (G+H+I)	$54,260	$59,200	$210,910	$218,722

	Gross margin percentage (J/G)	29.5%	32.4%	34.0%	34.5%

K	Product margin dollars (A+H)	$33,246	$27,500	$112,551	$101,075
	Product margin percentage (K/A)	20.7%	18.5%	21.8%	19.9%

MANAGED PORTFOLIO STATISTICS For the periods ended January 31, 2006, 2007, 2008, 2009 and October 31, 2008 and 2009 (dollars in thousands, except average outstanding balance per account)

	January 31,				October 31,
	2006	2007	2008	2009	2008	2009

Total accounts	415,338	459,065	510,922	537,957	515,860	544,196
Total outstanding balance	$519,721	$569,551	$654,867	$753,513	$706,210	$738,197
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,401	$1,369	$1,356
60 day delinquency	$35,537	$37,662	$49,778	$55,141	$57,336	$68,512
Percent delinquency	6.8%	6.6%	7.6%	7.3%	8.1%	9.3%
Percent of portfolio reaged	17.6%	17.8%	16.6%	18.7%	19.7%	18.8%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	3.2%	3.1%	3.6%

NON-GAAP RECONCILIATION OF NET INCOME (LOSS), AS ADJUSTED AND DILUTED EARNINGS (LOSS) PER SHARE, AS ADJUSTED (unaudited) (in thousands, except earnings (loss) per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2009	2008	2009
Net income (loss), as reported	$(7,742)	$(15,274)	$13,066	$1,196
Adjustments:
Decrease in fair value	15,750	3,731	20,029	2,250
Goodwill impairment charge	-	9,617	-	9,617
Tax impact of fair value and goodwill adjustments	(5,544)	(4,698)	(7,050)	(4,177)
Net income (loss), as adjusted	$2,464	$(6,624)	$26,045	$8,886

Average common shares outstanding - Diluted	22,422	22,459	22,604	22,658

Earnings (loss) per share - Diluted
As reported	$(0.35)	$(0.68)	$0.58	$0.05
As adjusted	$0.11	$(0.29)	$1.15	$0.39

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, (409) 832-1696 Ext. 3359